Exhibit 99.1

News Release Media Line: 410 470-7433 www.constellationenergypartners.com
Media Contact:	Lawrence McDonnell
410 470-7433

Investor Contact:	Tonya Cultice
410 470-5619

Constellation Energy Partners Announces Leadership Changes

Reaffirms 2008 Forecast

BALTIMORE, March 13, 2008 – To position the company for its next phase of growth, Constellation Energy Partners LLC (NYSE Arca: CEP) today announced several key leadership changes, all effective March 14, 2008. Chief Operating Officer Stephen R. Brunner will assume the role of president and chief executive officer (CEO). Brunner will also become a non-voting advisory member of the Board of Managers. Felix J. Dawson, president and CEO during the company’s first year of operation as a public company, will remain chairman of the Board of Managers.

“Stephen’s extensive background in the E&P business has significantly broadened and strengthened our leadership team. His promotion to president and CEO is a reflection of the leadership he brings to help us maximize the growth potential of our expanded asset base, as well as our company’s continued commitment to increase operational expertise as we add to our portfolio,” said Felix Dawson, chairman of the Board of Managers. “I have worked closely with Stephen to prepare him for this post, and I plan to continue to do so over the coming months to ensure a smooth transition. The Board of Managers of CEP has complete confidence in Stephen’s ability to lead the continued growth of the company while focusing on operational efficiency, and I will continue to be involved in strategy and major decision making as Board chairman.”

Charles “Chuck” C. Ward has been named chief financial officer (CFO) and treasurer, and Michael B. Hiney, who has served as controller since prior to the company’s initial public offering, has been named chief accounting officer (CAO).

“Both Chuck Ward and Mike Hiney have been heavily involved in CEP activities since prior to our initial public offering,” remarked Dawson. “Their experience in their respective functions and their knowledge of the company will serve CEP well as we continue to expand our asset base.”

In addition, Angela A. Minas has decided to resign from her role as CFO, CAO and treasurer. “We want to thank and recognize Angela for her tireless efforts and valuable contributions to CEP during our start-up,” said Dawson. “We appreciate her dedication in bringing CEP to market and delivering a successful first year and setting a foundation for the future growth of the company. We wish her well in future endeavors.

“We anticipate a seamless management transition as all of these individuals have been highly involved in CEP’s business, working directly with the company or as part of the large support team from our sponsor, Constellation Energy,” Dawson said. “As a management team, Stephen, Chuck, and Mike will provide CEP with the solid leadership required to deliver consistent operational and financial performance. The collective experience and continuity of the leadership team and the continued support of our sponsor, Constellation Energy, will allow CEP to remain focused on its growth and operational objectives.”

The company also announced it is reaffirming its previously issued 2008 forecast.

“We’ve made substantial progress on reprioritizing the efforts of the organization to deliver capital efficient production growth and focus on maximizing the value from our attractive asset base,” said Brunner. “Operationally, we are progressing with our drilling programs in both basins. In the Black Warrior Basin we have completed six wells, with nine in progress, and expect the full 2008 program to be completed by the end of the second quarter. In the Cherokee Basin we have initiated a two rig program with one focused on verticals and the second focused on horizontals. Year-to-date we have completed 22 wells, with five in progress, and recompleted 13 wells. The drilling and production results across the portfolio provide confidence that we are well-positioned to deliver on our 2008 forecast and growth objectives.”

Brunner currently serves as chief operating officer and has more than 25 years of experience operating oil and gas properties both domestically and internationally. Prior to joining Constellation Energy Commodities Group, Inc., he most recently served as the executive vice president of operations for Pogo Producing Company, where he was responsible for all aspects of exploration, production, acquisition and divestiture activity for seven business units in the United States, Canada, New Zealand and Vietnam. During his 13-year tenure at Pogo, Brunner served as vice president of operations, overseeing both domestic and international operations. He also served as the resident manager of Thaipo Limited, a subsidiary of Pogo, as well as offshore operations manager. Prior to his career with Pogo, he worked for Zilkha Energy Company, Chevron Corporation and Tenneco Oil Company. He earned a Bachelor of Science degree in petroleum engineering from Louisiana Tech University in 1981.

Ward currently serves as a vice president of Constellation Energy Commodities Group, Inc. He has an extensive background in energy and structured finance and has been instrumental in the various finance activities at CEP including playing a key part in the company’s initial public offering. Prior to joining Constellation Energy Commodities Group, Inc., in 2005, Ward held finance and asset management positions at Enron North America, El Paso Energy, and Tenneco. Ward earned an MBA from Rice University in 1992 and a BS in accounting from the University of Houston in 1987.

Hiney has been the controller of CEP since prior to the company’s initial public offering in November 2006 and brings over 18 years of E&P accounting experience to the role. Prior to joining Constellation Energy Commodities Group, Inc., in 2006, Hiney served in various roles at El Paso Exploration & Production Company for 16 years, including assistant controller, director of financial reporting, and manager of financial reporting and general accounting. Hiney earned an MBA from Rice University in 1999 and a BS in business administration from Oklahoma State University in 1990.

Constellation Energy Partners LLC (www.constellationenergypartners.com) is a limited liability company focused on the acquisition, development and production of oil and natural gas properties, as well as related midstream assets.

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